Exhibit 10.17


                                  NYMAGIC, INC.
                  330 MADISON AVENUE, NEW YORK, N.Y. 10017-5001
                                  212-551-0600

July 9, 2002

Mr. Paul Hart
6 Walt Whitman Trail
Morristown, NJ 07960


Re: Offer of Employment

Dear Paul:

We are pleased to confirm our offer for the position of General Counsel and Corporate Secretary of NYMAGIC, INC., reporting directly to me.

Your employment package entails the following:

Salary: A base salary of two hundred twenty-five thousand dollars ($225,000) paid on our regular semi-monthly payroll cycle.

Bonus: You are eligible for a bonus for year 2002 based on the bonus plan in force at the time bonuses are awarded.

Stock Options: A recommendation to the NYMAGIC, INC. Board of Directors will be made for a stock option award of sixteen thousand (16,000) shares of NYMAGIC stock at the commencement of your employment.

Vacation: Four (4) weeks vacation, prorated based on your start date.

Benefits: A complete benefits package that includes: group health and life insurance, dental insurance, voluntary accident insurance, long term disability (after two months), 401K (after six months of employment), and participation in the Monday Purchase/Profit Sharing Plans.

Severance: Severance providing for 3 months salary if your employment is involuntarily terminated.

We look forward to you joining us, and feel confident that the energy and ideas that you will bring to NYMAGIC, INC. will make us an even stronger organization.

If you have any questions, or would like to discuss our benefits further, please feel free to call Diane Votinelli at 212-551-0733.

Very truly yours,

/s/ George R. Trumbull

George R. Trumbull
Chairman, C.E.O.